                                                   Exhibit 10.2

RESTRICTED SHARE AGREEMENT

THIS AGREEMENT, dated as of January 14, 2011, between Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), and William W. Lovette (the “Participant”).

W I T N E S S E T H

The Company has agreed, as an inducement to the Participant’s employment with the Company and the Participant’s execution of the Employment Agreement, dated January 14, 2011, between the Company and the Participant (the “Employment Agreement”), to make an award of common stock of the Company, par value $0.01 per share (the “Common Stock”), to the Participant, subject to the restrictions and limitations set forth herein.

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

1.	Grant of Restricted Shares.

Subject to the provisions of this Agreement, the Company hereby grants to the Participant as of January 14, 2010 (the “Grant Date”) 200,000 restricted shares of Common Stock (“Restricted Shares”).  Except as may be required by law, the Participant shall not be required to pay any additional consideration for the issuance of the Restricted Shares granted pursuant to this Agreement.  Capitalized words not otherwise defined herein have the meanings assigned thereto in the Employment Agreement.

2.	Vesting of Restricted Shares.

Unless previously forfeited in accordance with the terms of this Agreement, 50% of the Restricted Shares shall vest and become non-forfeitable on the second anniversary of the Grant Date and the remaining 50% of the Restricted Shares shall vest and become non-forfeitable on the third anniversary of the Grant Date, provided that the Participant remains in the employ of the Company through vesting date.  With respect to each Restricted Share, the period from the Grant Date to the applicable vesting date is referred to as the “Restricted Period”.  Each Restricted Share shall be subject to the transfer and forfeiture restrictions set forth in this Agreement during the Restricted Period applicable to such share.

3.	Termination of Employment; Other Forfeiture.

In the event of the Participant’s termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be immediately forfeited by the Participant.  All Restricted Shares that have not previously vested will be immediately forfeited on the date of any breach by the Participant of the covenants in Section 5 of the Employment Agreement.

4.	Nontransferability of the Restricted Shares.

Restricted Shares may not be sold, pledged, encumbered, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution; provided, however, that the Participant may transfer the Restricted Shares for estate or tax planning purposes with the prior written consent of the Company for no consideration (i) to a member of the Participant’s immediate family, (ii) to a family partnership of which the only partners are members of the Participant’s immediate family or (iii) to a trust established solely for the benefit of the Participant’s immediate family. Transferees who receive Restricted Shares pursuant to the previous sentence will not have the right to further transfer the Restricted Shares other than by will or the laws of descent and distribution, and any Restricted Shares so transferred will remain subject to all of the restrictions and limitations set forth in this Agreement, including forfeiture upon a Participant’s termination of employment.  As a condition to consenting to any such transfer, the Company may require the transferee to deliver a written agreement to the Company indicating the transferee’s acknowledgement and agreement that the Restricted Shares so transferred remain subject to the limitations in this Agreement. For purposes of this Section 4, “immediate family” shall have the meaning set froth in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended.

5.	Rights as a Stockholder.

The Participant shall have, with respect to the Restricted Shares, all of the rights of a stockholder of the Company, including, if applicable, the right to vote the shares and the right to receive any cash or other dividends, subject to the restrictions set forth in this Agreement.

6.	Dividends and Distributions.

During the Restricted Period, any cash dividends on the Restricted Shares paid in respect of a dividend on Common Stock for which the dividend record date occurs on or after the Grant Date and the dividend payment date occurs during the Restricted Period shall be automatically deemed deferred into a notional cash account established by the Company on its book and records for the Participant and shall remain subject to the forfeiture conditions applicable to the corresponding Restricted Shares until such time as such Restricted Shares have vested in accordance with terms of this Agreement.  During the Restricted Period, dividends payable in the form of shares of Common Stock on the Restricted Shares in respect of a dividend on Common Stock for which the dividend record date occurs on or after the Grant Date and the dividend payment date occurs during the Restricted Period shall be paid in the form of additional Restricted Shares and shall remain subject to the forfeiture conditions applicable to the corresponding Restricted Shares until such corresponding Restricted Shares have vested in accordance with terms of this Agreement.  Amounts held in the notional cash account shall earn interest at the annual rate equal to 2% (with annual compounding from the dividend payment date to the day before the date such cash amounts are paid to the Participant.  Cash amounts held in the notional cash account (i) shall be immediately forfeited if the corresponding Restricted Shares are forfeited and (ii) shall be paid to the Participant within thirty days following the applicable vesting date to the extent that the corresponding Restricted Shares vest on that date.

7.	Share Certificates.

The Company may issue a certificate to the Participant in respect of the Restricted Shares granted pursuant to this Agreement at the time of grant.  Any such certificate shall be registered in the name of the Participant, shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares and shall be held in custody by the Company until the restrictions thereon shall have lapsed.  As a condition of any award of Restricted Shares, the Company may require the Participant to deliver a stock power, endorsed in blank, relating to the Restricted Shares covered by this award.  The Company may provide for a book entry with the Company’s registrar and transfer agent on behalf of the Participant with respect to the Restricted Shares, in lieu of issuing a stock certificate to the Participant for all or a portion of the Restricted Shares; provided, however, that the Restricted Shares represented by the book entry shall be (i) deemed to be held in custody by the Company until the restrictions thereon shall have lapsed and (ii) subject to the terms and conditions (including transfer restrictions and cancellation provisions) of this Agreement.

8.	Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of the Restricted Shares, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.  Notwithstanding the foregoing, the Participant shall be solely responsible for any other taxes (including, without limitation, federal, state, local or foreign income, social security, estate or excise taxes) that may be payable as a result of the Participant’s award under this Agreement or as a result of the lapse of restrictions on the Restricted Shares and/or the sale, disposition or transfer of any shares of Common Stock.

9.	Other Restrictions.

The lapse of restrictions on the Restricted Shares shall be subject to the requirement that, if at any time the Company shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the Participant with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the delivery of shares pursuant thereto, then in any such event, such lapse of restrictions on the Restricted Shares shall not be effective unless such listing, registration, qualification, consent, or approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Company.

The Company may, but will in no event be obligated to, register the shares of Restricted Shares pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the shares of Restricted Shares to comply with any law or regulation of any governmental authority.  The certificates representing the Restricted Shares issued to Participant hereunder shall bear such legends as Company determines appropriate referring to restrictions on the transfer of such Restricted Shares imposed by this Agreement and such other legends as are required or appropriate under applicable law.

10.	Taxes and Withholdings.

No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to Restricted Shares, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount, and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant, federal, state and local taxes of any kind required by law to be withheld with respect to such amount.

The Participant may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by delivery of shares of Common Stock owned by the Participant (which are not subject to any pledge or other security interest) with a fair market value equal to such withholding liability or by having the Company withhold from the number of Restricted Shares otherwise issuable pursuant to lapse of restrictions on the Restricted Shares a number of shares with a fair market value equal to such withholding liability.  For purposes of this Section 10, fair market value shall be the closing price of a share of Common Stock on the New York Stock Exchange on the applicable date of determination (or if the shares of Common Stock are not listed or traded on such exchange on such date, in accordance with any reasonable method set by the Company).

11.	Notices.

All notices and other communications under this Agreement shall be in writing.

12.	Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any transferee or successor of the Participant pursuant to Section 4.

13.	Amendment.

This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto.

14.	Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

15.	Claim to Awards and Employment Rights.

Nothing in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any such subsidiaries or affiliates to terminate the Participant’s employment at any time.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to be granted or selected for a grant of any other award under any plan, program or arrangement of the Company.  If the Participant is granted additional restricted shares by the Company, the terms of such grant may vary from the terms set forth herein.

16.	Laws Applicable to Construction.

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Colorado applicable to contracts executed and performed entirely within such state.  Disputes under this Agreement shall be resolved in the manner contemplated by Section 7(f) of the Employment Agreement.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the day and year set forth above.

PILGRIM’S PRIDE CORPORATION

By:  /s/ Gary D. Tucker

Title:  Principal Financial Officer

PARTICIPANT

                    /s/ William W. Lovette
 William W. Lovette